2, rue Jean Bertholet L-1233 Luxembourg T +352 26 12 29-1 F +352 26 68 43 31	Luxembourg, 7 August 2009
Altisource Portfolio Solutions S.A. 2-8 Avenue Charles de Gaulle L-1653 Luxembourg
Ladies and Gentlemen:
Re:     Registration of Securities of Altisource Portfolio Solutions S.A.
We have acted as Luxembourg counsel to Altisource Portfolio Solutions S.A., a public limited liability company (société anonyme) organized and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg, Grand Duchy of Luxembourg, registered at the trade and companies register of Luxembourg under number B 72.391 (the “Company”) in connection with the registration of up to 6,666,667 shares of the Company with a par value of $1.00 per share, (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Plan as defined in Annex A hereto.
This opinion letter is solely given for the benefit of the Company. It may only be relied upon by the Company and only in connection with the Registration Statement. The Company is allowed to disclose the opinion to the appropriate authorities but only in connection with the Registration Statement. It is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. We however hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Registration Statement.

Luxembourg, 7 August 2009
In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Corporate Documents and Opinion Documents and we have assumed that the Opinion Documents have been entered into for bona fide commercial reasons and reflect the reality of the transactions contemplated thereby. We have not investigated or verified any factual matter disclosed to us in the course of our review, and we assume that these are accurate, complete and up-to-date as of the date hereof. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of Luxembourg law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Luxembourg law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to today’s date.
This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh Avocats Luxembourg is governed by Luxembourg law and that any issues of interpretation or liability arising out of or in connection with this opinion letter in relation to a dispute between the Addressee and NautaDutilh Avocats Luxembourg are submitted to the exclusive jurisdiction of the competent courts of Luxembourg-City, Grand Duchy of Luxembourg. In addition, our liability under this opinion letter shall be strictly limited to the amount which is paid out under our professional insurance policy (responsabilité professionnelle) in the relevant matter, plus the amount of the deductible which must be borne by NautaDutilh Avocats Luxembourg pursuant to the applicable insurance policy in the matter concerned.
In this opinion letter, legal concepts are expressed in English terms. The Luxembourg legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Luxembourg legal concepts described by the English terms.
Terms not otherwise defined in this opinion letter shall have the meaning ascribed thereto in the Corporate and Opinion Documents. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

Luxembourg, 7 August 2009
Assumptions
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same; all documents reviewed by us as draft of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	the Company has not resolved to enter into, and does not meet or threaten to meet the criteria for, any bankruptcy (faillite), liquidation (liquidation), general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement) and has not been adjudicated bankrupt or been made subject to any other insolvency proceedings under any applicable law (other than Luxembourg law, but only to the extent opined on in this opinion letter) or otherwise been limited in its rights to dispose of its assets;

c.	the Articles of Association of the Company (as defined in Exhibit A) have not been amended since the date referred to under item 1 of Exhibit A hereof;

d.	the Register’s Excerpt is true, complete and up-to-date;

e.	the Certificate (as defined in Exhibit A hereto) is true and up-to-date as of the date hereof;

f.	the Resolutions (as defined in Exhibit A) are in full force and effect and have not been amended and correctly reflect the resolutions taken by the directors of the Company;

g.	the statements of fact in the Corporate and Opinion Documents reviewed by us are true, accurate complete and not misleading;

h.	the Company will proceed after the Capital Increase (as defined in Exhibit A) with a share redemption, whereby it buys back 6,666,667 shares of the Company pursuant to the Plan (the “Share Redemption”);

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i.	the Share Redemption will be carried out and duly executed by all the parties thereto and all the parties thereto have the power, authority and legal right to enter into, execute and perform their respective obligations thereunder, and all applicable laws and regulations (other than Luxembourg law but only to the extent opined on herein) have been complied with;

j.	all powers of attorney will be validly granted and confer, under any applicable law (other than Luxembourg law, but only to the extent opined on herein), the necessary power to the persons named therein to execute the Share Redemption for the execution of which they have been granted;

k.	each of the parties to the Share Redemption (other than the Company) is duly incorporated, organized, validly existing and in good standing under the laws of their place of incorporation.

l.	the natural persons who executed the above mentioned proxies and the Share Redemption on behalf of all the parties thereto had the legal capacity (capacité légale) to do so;

m.	all parties entered into the Share Redemption, without any fraudulent intent or any intent to circumvent any applicable mandatory law or regulation in any jurisdiction;

n.	the place of central administration (siège de l’administration centrale), the place of effective management (siège de direction effective) and, for the purposes of Council regulation EC N° 1346/2000 of 29 May 2000 on insolvency proceedings (the “EC Insolvency Regulation”), the centre of main interests (centre des intérêts principaux) of the Company are respectively located at the place of its the registered office (siège statutaire) in Luxembourg;

o.	all authorizations, licenses, approvals and consents required under the laws or regulations of any jurisdiction (other than Luxembourg), which may be required in connection with the execution and performance of the Share Redemption have been or will be obtained;

p.	there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect or have any negative impact on the opinions we express in this opinion letter; and

q.	the Company is in compliance with the Luxembourg legislation and regulations on the domiciliation of companies and in particular the law dated 31 May 1999 on the domiciliation of companies.

Luxembourg, 7 August 2009
Opinions
Based upon the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Power
1.	The Company is duly incorporated and existing as a public limited liability company (“société anonyme”) under the laws of Luxembourg.
Corporate Action
2.	The Company has taken all corporate or other action required by its Articles of Association and Luxembourg law in connection with approving, authorizing and entering into the Plan.
3.	The Company has taken all necessary corporate action required by its Articles of Association and Luxembourg law to buy back 6,666,667 shares of the Company with a par value of $1.00 per share to comply with its obligations under the Plan.
4.	The Shares, bought back pursuant to the Share Redemption, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.
Qualifications
The opinions expressed above are subject to the following qualifications:
A.	As Luxembourg lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties to the Opinion Documents, other than documents subject to Luxembourg law, and we have made no investigation of such meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Luxembourg law has therefore been limited to the terms of such documents as they appear to us on their face.

B.	The binding effect of the obligations of the Company under the Opinion Documents may be limited by bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (“sursis de paiement”), controlled management (“gestion contrôlée”), general settlement or composition with creditors (“concordat préventif de faillite”), fraudulent conveyance (“actio pauliana”), reorganisation or similar Luxembourg or foreign laws affecting the enforcement of creditor’s rights generally. Pursuant to articles 445, 446 (save to the extent that the law of 5 August 2005 on financial collateral

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arrangements (“contrats de garantie financière”) applies) and 448 of the Luxembourg Code of Commerce and article 1167 of the Luxembourg Civil Code, payments and other transactions entered into or performed during the so called suspect period (“période suspecte”), which is fixed by the Luxembourg Court pronouncing the bankruptcy and dates back not more than six months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and for specific payments and transactions during an additional period of ten days prior to the commencement of such period, are subject to the cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (“curateur”).

Regardless of the suspect period, article 448 of the Luxembourg Code of Commerce (save to the extent the Law of 5 August 2005 on financial collateral arrangements applies) and article 1167 of the Luxembourg Civil Code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation in time.

C.	The information contained in the Excerpt does not constitute conclusive evidence of the facts reflected therein.

D.	A certificate of any party as to any matter provided therein might be held by a Luxembourg court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error.

E.	As a general rule, powers of attorney or mandates (“mandats”) may be terminated at will (“ad nutum”) at any time notwithstanding that they are expressed to be irrevocable. In order to be valid and binding on the principal, such proxies, mandates and powers of attorneys must have a limited purpose and not be drafted in a general way and in broad terms.

F.	We express no opinion as to the accuracy of any warranties and representations given or made by the parties to the Opinion Documents (expressly or impliedly), as to matters of fact (other than to the extent they are subject matter of specific opinions set out in this opinion letter and are verified by our searches referred to in this opinion letter).

G.	According to the provisions of article 9 §4 of the Law, documents and extracts of documents, such as shareholders’ resolutions, will only be valid vis-à-vis third parties from the day of their publication in the «Mémorial C, Recueil des Sociétés et Associations» unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon documents or extracts thereof, such as shareholders resolutions, which have not yet been published. Nevertheless, for the fifteen days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

H.	The term “non-assessable” as used herein means that a holder of Shares will not by reason of being merely such a holder, be subject to assessments or calls by the Company or its creditors further payment on such Shares.
Respectfully submitted,
Josée Weydert
NautaDutilh Avocats Luxembourg

Luxembourg, 7 August 2009
EXHIBIT A
CORPORATE DOCUMENTS
1.	a copy of the consolidated articles of association of the Company dated 5 June 2009 (the “Articles of Association”);

2.	a certificate, dated 7 August 2009, of the clerk’s office of the Luxembourg district court (sitting in commercial matters) stating that the Company has not been declared bankrupt, and that it has not applied for general settlement or composition with creditors (“concordat préventif de faillite”), controlled management (“gestion controlée”) or moratorium or reprieve from payment (“sursis de paiement”) (the “Certificate”);

3.	an electronic copy of the signed minutes of the meeting of the board of directors of the Company, dated 7 August 2009, which among others approves the entering by the Company into the Opinion Documents to which it is a party (the “Resolutions”);

4.	an excerpt issued by the Luxembourg Trade and Companies Register in relation to the Company dated 7 August 2009 (the “Excerpt”); and

5.	a notarial deed of capital increase of the Company dated 6 August 2009 increasing the share capital of the Company by an amount of nineteen million sixty three thousand (19,063,000) shares (the “Capital Increase”).

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EXHIBIT B
OPINION DOCUMENTS
1.	a copy of the 2009 Altisource Portfolio Solutions S.A. Equity Incentive Plan (the “Plan”);

2.	a copy of the final draft of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof.